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                                                                    EXHIBIT 99.2

                            NATIONAL CITY CORPORATION
                COMPENSATION AND ORGANIZATION COMMITTEE CHARTER


                               STATEMENT OF POLICY

The Compensation and Organization Committee shall provide assistance to the board of directors in fulfilling the board of directors responsibilities relating to management organization, performance, compensation and succession.


                                  ORGANIZATION

The members of the Compensation and Organization Committee shall be appointed by the board of directors and may be removed by the board of directors. The Compensation and Organization Committee shall meet on the call of its chairman. The Compensation and Organization Committee has the authority to retain and terminate advisors to assist in discharging its duties including the authority to approve such advisors' fees and retention terms. Half of the members of the Compensation and Organization Committee shall be a quorum to transact business.


                                 QUALIFICATIONS

The Compensation and Organization Committee shall be composed of independent directors, determined by the board of directors under the National City Corporation Corporate Governance Guidelines. Prior to December 31, 2003, the Compensation and Organization Committee shall be composed of a majority of independent directors. Subsequent to December 31, 2003, the Compensation and Organization Committee shall be composed entirely of independent directors.


                       POWERS, DUTIES AND RESPONSIBILITIES

In discharging its responsibilities for management organization, performance, compensation, and succession, the Compensation and Organization Committee shall:

     - Consider and authorize the compensation philosophy for National City's personnel.

     - Review and evaluate chief executive officer and senior management performance, in light of goals and objectives set by the Compensation and



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        Organization Committee that include National City's performance and return to stockholders.

     - Annually review and approve perquisites for the chief executive officer and senior management.

     - Set the chief executive officer's and senior management's compensation based upon performance.

     - Consider and make recommendations to the board of directors on matters relating to organization and succession of senior management.

     - Consider and approve the report of the Compensation and Organization Committee for inclusion in the National City proxy statement.

     - Make recommendations to the board of directors with respect to incentive compensation plans, deferred compensation plans, executive retirement plans, and equity based plans.

     -  Administer incentive, deferred compensation, and equity based plans.

     - Annually review and update this charter for consideration by the board of directors.

     - Annually evaluate performance and function of the Compensation and Organization Committee.

     - Report the matters considered and actions taken by the Compensation and Organization Committee to the board of directors.



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